Power Hero

An innovative clean-energy company bringing personal EV charging solutions to 100M apartment residents.


INVEST IN
Power Hero
Charge Everywhere!

Invest

$100 minimum investment

DEADLINE: April 21, 2023
in 2 months

SHARE PRICE
$1

TOTAL RAISED
$0

VALUATION
$14,799,144

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

We have a challenge for you. Look around and think about how much electricity surrounds you. Power lines, lights, signs, outlets, etc. Imagine how far you would have to go to be completely away from electricity. It's difficult right? Especially for those in urban areas.

But if power is all around us, all the time, why is it so difficult to find charging for electric vehicles?

This question is what sparked Esmond Goei, CEO and Co-Founder of Power Hero, to wonder, "Why are we reinventing the gas station model for electric vehicles (EVs)? If power is everywhere, all we need are more intelligent solutions to share it."

As the world transitions to electric vehicles, access to charging remains the number one barrier to growth. **Power Hero is a California-based hardware and software company committed to creating a smarter EV charging grid.**

KEY HIGHLIGHTS

- Esmond Goei, CEO & Co-Founder has proven M&A experience and an IPO track record.
- Rob Kent, CMO & Co-Founder is an IoT innovator of connected medical devices and experienced CEO.
- Power Hero is building a robust patent portfolio at the cutting-edge of innovation, with 4 granted patents and several more pending.
- The EV market is projected to reach $451.60B in 2023 and grow to $846.70B by 2027.

PROBLEM

Overnight Charging: Much like an iPhone, EV owners want to plug their car in at night and wake up to a full charge. But personal EV wall chargers are a luxury of single family home owners. For 100M Americans living in apartments and urban areas, installing those requires high-amp 240V wiring which is intrusive and expensive to install. Leaving one of the most enthusiastic segments of the market to find slow 110V plugs or public charging.

Public Charging: Simply put, it's hard to find. There are no big signs like gas stations. Very few are networked and even those are dispersed among several different apps. Those who need public charging are challenged to find it. If they do, they have no way to reserve them or assess availability.

SOLUTION

Power Hero's innovative, patented technology was developed to create a world where anyone can get up to 100 miles of charging range overnight on an existing 120V circuit.

We envision any existing un-networked charger being immediately networked and made public. Allowing businesses, retailers, and even homeowners the opportunity to make chargers public and generate revenue.

We believe these meaningful solutions will allow for the rapid scaling of both personal and public charging with far less impact on infrastructure.

PRODUCT

> **PowerPac(™)**

Finally a powerful overnight solution designed for any apartment or condo dweller. PowerPac is designed to take 120V power in and banks it while you are gone. When you return, PowerPac is designed to dish that power back to you at 240V speed, then reverts to regular 120V charging.

PowerPac is being designed so it can be dropped onto any existing 120V circuit with no expensive rewiring to buildings and parking garages.



Power Hero
PowerPac™
120V Input
240V Output
Ideal for older neighborhoods and multi-unit residential buildings
Potential benefits for utilities to buffer power
Regular 120V
36-48 miles of range per day
Power Pac 120V Input – 240V Output
Up to 100 miles of range per day



Artist rendition. PowerPac™ prototypes are currently in the design phase.

- **Cameo(™)**
  Is designed to make any non-networked charger a connected and reservable charging station — easy for anyone to find. We believe Cameo is ideal for government agencies wishing to aggregate all charging onto a single network. We believe it has the potential to be an instrumental piece in opening up private chargers (homeowners and businesses) to the public domain.



Power Hero Cameo™
• Connects to any non-networked "dumb" charger
• Cellular connection to the cloud
• See charger availability
• Reserve charging stations
• Provision for specific users
• Transaction processing

Prototype completed. Demonstrating to potential pilot partners.

Live Demo of Cameo Prototype

See our Cameo in action on a real live charger. Demonstrating our functional mobile app and hardware in action!



Product Pipeline



Power Hero Cameo™:

Patents Granted

Prototype Completed

Demonstrating to Potential Pilot Partners

Commercialization: 2023



PowerPac™:

Patent Pending

Prototypes in Design Phase

Generating Pilot Commitments

Commercialization: 2024


Power Hero

Power Hero mPower™:

Mobile charging solution for EV's, eBikes or PowerPacs

Patent Granted

Working with overseas partners for prototypes and piloting

Commercialization: 2024/2025

TEAM



Esmond Goei
CEO, Chairman & Co-Founder

Esmond is a serial entrepreneur with many successful startups and turnarounds spanning 30+ years. He started Power Hero in January 2017 after selling a modular solar powered battery systems company, which he founded in 2009 and was CEO until it was sold in 2016.

He has participated in several other emerging companies with successful gains upon their IPO or sale such as a multi-media messaging company (IPO), a wireless hospital bedside information systems company (IPO and subsequent sale), an organic baby foods company that was sold to Heinz, and an electronics toy company (IPO). He has delivered outstanding gains on investment to his investors with many IPOs and sales of his invested companies some of which garnered valuations over a billion dollars. Esmond is an electrical engineer with an MBA from Western University.



Rob Kent
CMO, Vice-Chairman & Co-Founder

Rob joined Power Hero in August 2017 as a Director and was appointed as Vice-Chairman and CMO in February 2018. He is an IoT innovator in the medical device sector where he served as CEO for O2 Concepts (2014 -2017) a manufacturer of networked portable home oxygen devices. Partnering with Verizon, they were the first to offer remote monitoring and device tracking – generating 5X growth while deploying over 20,000 units.

He has experience building and managing rapid growth businesses in highly regulated environments. He is particularly adept at leveraging partnerships with developers and manufacturers to rapidly bring products to market, and strategically positioning technology for unique competitive advantages. Rob holds a BS in Economics from the US Naval Academy and an MBA from UC Irvine.



Howard Kim
Director & Corporate Advisor

Mr. Kim is a veteran in the communications industry with more than 30+ years' experience. His tenure includes executive management stints at Sycamore Networks as its Managing Director of Asia-Pacific Operation, as the Vice President and General Manager of Asia-Pacific Operations for Hypercom Network Systems, and as Regional Director of Sales of Asia-Pacific Operations for Cascade Communications (since acquired by Lucent Technologies).

He has also served in various sales, marketing, and technical positions with some of the leading communications and networking companies, including, StrataCom (Cisco Systems), Ungermann-Bass (UB Networks), Compression Labs, California Microwave, and GTE Corporation (Sprint Communications). He has been an advisor to Hitachi Japan on global M&A and investments for 10 years. Mr. Kim holds a BS in Electrical Engineering from Texas A&M University, and an MBA from the University of Phoenix.



Armando Castro
Director & Legal Advisor

Armando has been a Partner with Pillsbury Winthrop Shaw Pittman LLP since 2014. His industry background includes financial technologies and payment systems, cyber security, software and wireless technologies and has worked with high profile clients including Facebook, Chevron, and Deutsche Bank. Armando is a Stanford Graduate, with a JD from Loyola Marymount. He is also a certified public accountant (CPA).

BUSINESS MODEL

Direct Hardware Sales:

- Businesses
- Commercial Developers
- Car Dealerships
- EV Drivers

Hardware Leasing:

- Businesses
- Retailers
- Landlords
- EV Drivers

Membership and Subscriptions:

- Businesses
- Retailers
- Landlords
- EV Drivers

MARKET

Today over 100M Americans live in multi-unit rental homes.



U.S. Electric Vehicle Market Size, 2017-2028 (USD Billion)
26.36
24.03
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
www.fortunebusinessinsights.com

The U.S. electric vehicle market is projected to grow from $28.24 billion in 2021 to $137.43 billion in 2028 at a CAGR of 25.4% in forecast period, 2021-2028.

In terms of sales share goals, New York City (NYC) has a goal of 25% of new vehicle sales to be electric by 2025, Houston 30% by 2030, Boston 23% by 2025, and San Francisco 50% by 2025 and 100% by 2030.

EV market share for new vehicles is likely to reach 40% by 2030, at which point the total number of EVs in operation could reach 28.3 million, according to S&P Global Mobility forecasts.

PRESS

- **The Silicon Review**
  Power Hero is a great opportunity to get in on the EV wave
- **Invest with Passion**
  Innovations Happening in the Electric Vehicle Charging Space

FAQS

What is the use case for PowerPac™?

PowerPac is designed for EV drivers who live in urban areas with no flexibility to install Level 2 charging. These Level 2 chargers deliver about 20 miles of range per hour and are perfect to top your car off every night.

Unfortunately, they require heavier wiring and voltage requirements that involve expensive installations. It's very unlikely landlords will spend that kind of money for people renting in multi-unit residences, like apartment buildings. However, PowerPac is designed to work on existing standard 120V circuits accessible just about anywhere there is power.

120V plugs charge EVs very slowly – delivering about 4 miles of range per hour. But PowerPac is being designed to amplify the effect by storing power for up to 12 hours while you go to work. Then delivering that charge back to your car like a level 2 charger when you return. PowerPac is being designed to allow urban dwellers a way to bank up to 100 miles of range every night.

How do you envision an apartment dweller buying and installing a PowerPac™?

Our vision:

The driver will need to connect Power Hero with their landlord, where our customer service team will coordinate approval for the installation. Power Hero incentivizes landlords with a revenue stream that covers power costs plus some additional monthly income. Power Hero also intends to establish local incentives from municipalities and power companies to further incentivize landlords.

PowerPac can be purchased or rented directly from Power Hero. Power Hero will also distribute to auto dealerships who can easily finance PowerPacs with the purchase of a vehicle. PowerPac will be delivered and installed by one of our certified local partners.

What is the use case for Cameo™?

S&P Global Mobility estimates there are 37,250 Level 3 Chargers. These are networked, expensive and deliver electricity very fast. But there are 126,500 Level 2 chargers in much greater abundance capable of delivering significant charge levels. However very few of these are networked. Even networked solutions are dispersed among several apps and are difficult for EV drivers to manage, particularly in an emergency.

Cameo allows any unnetworked charger to be easily networked so it can be located, reserved, and provisioned for specific people or public transactions. We believe this provides an opportunity to accelerate two significant events in the market:

1) The growth of P2P charging networks. More and more people are sharing chargers to include individuals and businesses. Cameo allows anyone to network any charger for easy remote management.

2) Geographically centralized EV charging networks. Until now, connectivity hasn't been a meaningful tool to make charging more accessible. No one wants to run ethernet to all these dumb level 2 chargers. But Cameo now finally allows for instant networking of any charger. We believe this will enable cities, states, and counties to make thousands of chargers public instantly. These entities are primary targets for Cameo.

Why is Cameo™ needed if there are listing apps for EV chargers?

Listing apps lack the key element of charger availability. They don't give you real time information and let you know if the charger is in use or not. That is especially key for smaller more dispersed chargers designed to be used while you park and do other things.

This we hope is the norm some day and the world is full of smaller chargers that allow you to top-off everywhere you park. Cameo is a key piece to network these chargers, enable reservations, and provision transactions. Once a true marketplace is established, the private enterprise can step up to outpace expensive government infrastructure projects.

Why do apartment dwellers need overnight charging when there are lots of public charging stations?

EV charging is not like filling your car with gas. Even the fastest chargers take 20-30 minutes to fully charge a vehicle. Even longer if you have to wait behind another car. This is not a fun weekly event. People want to manage their car like their cell phone. Go to bed, then wake up topped off with enough power to get through their day. Apartment dwellers do not have that luxury. Access to charging is holding back the most enthusiastic segment of the mark. We believe PowerPac™ has the potential to break this market free.

As a Power Hero investor shouldn't I worry about your competition?

S&P Global Mobility says registration data shows that there are 1.9 million EVs on US roads — 0.7% of the 281 million vehicles in operations — as of October 31, 2022.

By 2030, it's forecasted that there will be over 25M EVs, still nowhere close to replacing all the gas powered cars on the road. This market is poised for high growth over the next 20 years. Even in a competitive market, all participants benefit at high growth rates. Additionally, Power Hero addresses significant unmet needs in this market with robust patent protections.

Why are you only raising $1.235M? Won't you need more money?

We believe $1.235M is enough to accelerate our initial plans to bring Cameo to market and prototype our PowerPac for commercial pilots. Our Cameo business model does not require much cash as we do not need to have installers in the field to install our equipment.

In addition, we have had a good engineering relationship with Arrow Electronics, a multi-billion-dollar global contract manufacturing company who are desirous of manufacturing our Cameo and extending credit to us. Such credit will reduce the need for equity capital.

What makes Power Hero unique?

Power Hero is deploying innovative, patented technology in one of the fastest growing global markets. A market fueled by user demand and significant government investments all over the globe.

Power hero is a low cost and smart solution with the potential to deploy thousands of public chargers without significant infrastructure expenses.

What is Power Hero's exit strategy?

We believe our bank of patents are very attractive both commercially and strategically. PowerPac™ taps a very large and enthusiastic urban market for EV chargers. A place most charger companies have to work through developers for more expensive installations. Cameo strategically creates a large central network that can force the hand of competitors to connect to your cloud to survive. Power Hero's mPower™ mobile charging stations have granted patents, paving the way for someone to own this inevitably large market.

In the case of a potential acquisition, **which is not guaranteed**, we believe the acquirer is getting both compelling market products and strategic patents that can hamstring competitors. We complement many products and services oriented to EV and travel.

Suitors potentially range from the hospitality, travel, auto, surveillance, energy, and even the advertising and electronics industries. Consider also the fact that most auto manufacturers are committed to growing their EV business and none, other than Tesla, has its own network of charging stations. We believe this makes Power Hero an attractive alternative – especially leveraging PowerPac to gain an upper hand on the underserved market of apartment dwellers.

USE OF PROCEEDS

If the offering's maximum amount of $614,000 is raised:

Use	Value	% of Proceeds
Product Development	$200,000	32.6%
Hiring & Payroll	$310,000	50.5%
General & Administrative	$73,914	12.0%
Intermediary fees	$30,086	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Power Hero Corp.. This offering must raise at least $10,000 by April 21, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Power Hero may issue additional securities to raise up to $614,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

15,413,144 shares
× $1 per share

$15,413,144 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Feb 21, 2023 • Primary offering of 614,000 shares at $1

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